Exhibit 8.1

LUSE GORMAN, PC

Attorneys at Law

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

June 12, 2024

Boards of Directors

Monroe Federal Savings and Loan Association

Monroe Federal Bancorp, Inc.

24 East Main Street

Tipp City, Ohio 45371

Board of Directors:

You have requested this firm’s opinion regarding the material federal income tax consequences of the proposed conversion (the “Conversion”) of Monroe Federal Savings and Loan Association (the “Association”) from a federal chartered mutual savings association to a federal stock savings association (the “Stock Association”), pursuant to the Plan of Conversion of Monroe Federal Savings and Loan Association adopted by the Board of Directors of the Association (the “Plan”). In the Conversion, all of the Stock Association’s to-be-issued capital stock, consisting entirely of voting common stock, will be acquired by Monroe Federal Bancorp, Inc., a Maryland corporation (the “Holding Company”). All capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to: (1) the Holding Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the proposed issuance of shares of common stock; (2) the applications or notices for approval/non-objection of the Conversion and the formation of a new savings and loan holding company filed with the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System, respectively (the “Applications”); (3) the Plan; (4) the Charter and Bylaws of the Stock Association; and (5) the Articles of Incorporation and Bylaws of the Holding Company. We have also relied upon, without independent verification, the representations of the Association and Holding Company contained in their letter to us dated as of the date hereof. We have assumed and have not independently verified the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

In issuing our opinion, we have assumed that the Association will comply with the terms and conditions of the Plan, and that the various representations and warranties that are provided to us are accurate, complete, true and correct. We express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws and under federal income tax laws except on the basis of the documents and assumptions described above.

Boards of Directors

Monroe Federal Savings and Loan Association

Monroe Federal Bancorp, Inc.

June 12, 2024

In issuing the opinions set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (the “Regulations”) thereunder, current administrative rulings, notices and procedures, and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

In rendering our opinion, we have assumed that the persons and entities identified in the Plan will at all times comply with applicable state and federal laws. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan. Any variations may affect the opinions we are rendering. For purposes of this opinion, we are relying on the factual representations provided to us by the Association, which are incorporated herein by reference.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Internal Revenue Service or a court.

BACKGROUND

The Association is a federal mutual savings association that is in the process of converting to a federal stock savings association. As a federal mutual savings association, the Association has no authorized capital stock. Instead the Association, in mutual form, has a unique equity structure. A depositor in the Association is entitled to payment of interest on his or her account balance as declared and paid by the Association. A depositor has no right to a distribution of any earnings of the Association, except for interest paid on the deposit balance, and such earnings become retained earnings of the Association. However, a depositor has a pro-rata ownership interest in the net worth of the Association based upon the deposit balance in his or her account. This interest may only be realized in the event of a complete liquidation of the Association. A depositor who reduces or closes his or her deposit account with the Association solely receives the balance of his or her deposit account. In connection with and at the time of the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will exchange their liquidation rights in the Association for an interest in a liquidation account (the “Liquidation Account”) established at the Stock Association.

Boards of Directors

Monroe Federal Savings and Loan Association

Monroe Federal Bancorp, Inc.

June 12, 2024

PROPOSED TRANSACTION

The Holding Company has been formed under the laws of the State of Maryland for the purpose of the proposed transactions described herein, to engage in business as a savings and loan holding company and to own all of the outstanding capital stock of the Stock Association. The Holding Company will issue shares of its voting common stock (“Common Stock”), upon completion of the mutual-to-stock conversion of the Association, to persons purchasing such shares as described in greater detail below.

Following regulatory approval, the Plan provides for the offer and sale of shares of Common Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (1) Eligible Account Holders; (2) the Association’s tax-qualified employee benefit plans, including the newly formed employee stock ownership plan; (3) Supplemental Eligible Account Holders; and (4) Other Members, all as described in the Plan. The Holding Company must sell an amount of shares equal to the minimum number of shares in the offering range. If shares remain after all orders are filled in the categories described above, the Plan calls for a community offering to the general public with a preference given to residents of the general public residing in the Local Community (the “Community Offering”), followed by a syndicated community offering for the shares not sold in the Community Offering.

Pursuant to the Plan, all shares will be issued and sold at a uniform price per share. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Holding Company and the Association, as converted. The estimated pro forma market value will be determined by Feldman Financial Advisors, Inc., Inc., an independent appraiser. The Conversion and the sale of newly issued shares of the stock of the Stock Association to the Holding Company will be deemed to occur concurrently with the closing of the sale of Common Stock.

OPINIONS OF COUNSEL

Based solely upon the foregoing information, we render the following opinions:

1.            The change in the form of operation of the Association from a federal mutual savings association to a federal stock savings association, as described above, will constitute a reorganization within the meaning of Code Section 368(a)(1)(F), and no gain or loss will be recognized to either the Association or to Stock Association as a result of such Conversion. See Rev. Rul. 80-105, 1980-1 C.B. 78. The Association and Stock Association will each be a party to a reorganization within the meaning of Code Section 368(b). Rev. Rul. 72-206, 1972-1 C.B. 104.

Boards of Directors

Monroe Federal Savings and Loan Association

Monroe Federal Bancorp, Inc.

June 12, 2024

2.            No gain or loss will be recognized by Stock Association on the receipt of money from the Holding Company in exchange for its shares or by the Holding Company upon the receipt of money from the sale of Common Stock. Code Section 1032(a).

3.            The assets of the Association will have the same basis in the hands of Stock Association as they had in the hands of the Association immediately prior to the Conversion. Code Section 362(b).

4.            The holding period of the Association’s assets to be received by the Stock Association will include the period during which the assets were held by the Association prior to the Conversion. Code Section 1223(2).

5.            No gain or loss will be recognized by the account holders of the Association upon the issuance to them of withdrawable deposit accounts in the Stock Association in the same dollar amount and under the same terms as their deposit accounts in the Association and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of the Stock Association, in exchange for their ownership interests in the Association. Code Section 354(a).

6.            The basis of the account holders’ deposit accounts in the Stock Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of the Stock Association will be zero, that being the cost of such property.

7.            It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Common Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase Common Stock. No taxable income will be realized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

8.            It is more likely than not that the basis of the Common Stock to its holders will be the purchase price thereof. (Section 1012 of the Code). The stockholder’s holding period will commence upon the exercise of the subscription rights. (Section 1223(5) of the Code).

Boards of Directors

Monroe Federal Savings and Loan Association

Monroe Federal Bancorp, Inc.

June 12, 2024

9.            For purposes of Section 381 of the Code, the Stock Association will be treated as if there had been no reorganization. Accordingly, the taxable year of the Association will not end on the effective date of the Conversion merely because of the transfer of assets of the Association to the Stock Association, and the tax attributes of the Association will be taken into account by the Stock Association as if there had been no reorganization. (Treas. Reg. Section 1.381(b)-(1)(a)(2)).

10.            The part of the taxable year of the Association before the reorganization and the part of the taxable year of the Stock Association after the reorganization will constitute a single taxable year of the Stock Association. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Association will not be required to file a federal income tax return for any portion of that taxable year solely by reason of the Conversion. (Treas. Reg. Section 1.381(b)-1(a)(2)).

11.            The tax attributes of the Association enumerated in Code Section 381(c) will be taken into account by the Stock Association. (Treas. Reg. Section 1.381(b)-1(a)(2)).

Notwithstanding any reference to Code Section 381 above, no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Association or its successor, the Stock Association, under the Code.

Our opinion under paragraph 5 above is based on the premise that the benefit provided by the Liquidation Account in the Stock Association has a fair market value of zero at the time of the Conversion. The Stock Association Liquidation Account payment obligation arises only in a liquidation of the Stock Association including if the Stock Association enters into a transaction to transfer its assets and liabilities to a credit union. We understand that: (i) no holder of an interest in a liquidation account has ever received payment of an interest in a liquidation account attributable to the liquidation of a solvent bank or association (other than as set forth below); (ii) the interests in the Stock Association Liquidation Account are not transferable by an Eligible Account Holder or Supplemental Eligible Account Holder; (iii) the amounts due under the Stock Association Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Stock Association are reduced, as described in the Plan; and (iv) holders of an interest in a liquidation account have received payments of their interest in only a limited number of instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumptions of liabilities of holding companies and subsidiary banks and associations). These instances involved the purchase and assumption of a bank’s assets by a credit union. However, not all states permit the sale of a bank’s assets to a credit union, further limiting the opportunity for this type of transaction. We also note that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985) stated the following:

Boards of Directors

Monroe Federal Savings and Loan Association

Monroe Federal Bancorp, Inc.

June 12, 2024

The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares. Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed: “It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point.” Society for Savings v. Bowers, 349 U.S. 143, 150 (1955).

In the present case, we believe that the same analysis as was applied in Paulsen and Society for Savings can be applied to the extremely remote contingency that a depositor will, at some undetermined time in the future, realize value from the sale of an association’s assets to a credit union. First, some states prohibit a credit union from acquiring a bank’s assets through a purchase and assumption transaction. Second, although others do, as noted above, there have been only a limited number of instances where a credit union has acquired the assets of a bank where an amount representing the then-value of a liquidation account has been (or will be) paid to the bank’s eligible depositors. These instances all involved former mutual banks that were required to establish liquidation accounts in a conversion to a stock bank and who later engaged in a purchase and assumption transaction with a credit union. Only a limited number of instances, out of hundreds of converted former mutual banks since 1816 (the date the first mutual bank was chartered, in Massachusetts), have engaged in purchase and assumption transactions with credit unions and have been required to distribute to their depositors the remains of any liquidation accounts. Under these circumstances, we agree with the statement by the Supreme Court in Society for Savings that “any theoretical value reduces almost to the vanishing point.”

In addition, we are relying on a letter from Feldman Financial Advisors, Inc., dated June 12, 2024, to you stating its belief that the benefit provided by the Stock Association Liquidation Account does not have any economic value at the time of the Conversion. Based on the foregoing, we believe it is more likely than not that liquidation rights in the Stock Association Liquidation Account have no value.

If the Internal Revenue Service were to subsequently find that the Stock Association Liquidation Account had economic value as of the time of the Conversion, each Eligible Account Holder and Supplemental Eligible Account Holder may need to recognize income in the amount of the fair market value of their interest in the Stock Association Liquidation Account as of the effective date of the Conversion. However, we are not aware of any situation where rights in a bank liquidation account have been found to have an economic value at the time of a mutual-to-stock conversion or a second-step conversion of a mutual holding company.

Boards of Directors

Monroe Federal Savings and Loan Association

Monroe Federal Bancorp, Inc.

June 12, 2024

Our opinion under paragraph 7 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 7 and 8 is based on the facts that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that Feldman Financial Advisors, Inc. has issued a letter dated June 12, 2024 stating that the subscription rights will have no ascertainable market value. We further note that the Internal Revenue Service has not in the past reached a different conclusion with respect to the value of nontransferable subscription rights. If the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or Stock Association may be taxable on the distribution of the subscription rights.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and as an exhibit to the Applications with respect to the Conversion, as applicable. We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement and the Applications.

USE OF OPINION

We hereby consent to the use of and reliance on this opinion by Wipfli, LLP in issuing its state tax opinion to the Holding Company and the Association related to the Conversion.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC